Exhibit 99.1

nerdy

Q2 | 2023

Earnings Release

Varsity Tutors
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AP Chemistry
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Q2 | 2023 Earnings Release

A Note to Our Shareholders

In the second quarter, our strong start to the year continued and we delivered revenue and profitability ahead of our expectations. We also made substantial progress in advancing our ‘always on’ recurring revenue product offerings and the application of AI for HI®, or Artificial Intelligence for Human Interaction, to our business.

As we head into the 2023-2024 school year, it is worth noting what has changed over the past year and how we believe those changes position us for growth in the periods ahead. One year ago, we were entering our first back to school with Learning Memberships, a new ‘all access’ subscription offering that aimed to support Learners across academic calendar years, subjects, and learning formats. We had just introduced the concept the quarter before and were just beginning to expand the product introduction to a higher percentage of new Consumer customers. Learning Memberships had driven just 2% of Consumer revenue in the second quarter of 2022. Fast forward to today and Learning Memberships accounted for 88% of recognized Consumer revenue in the second quarter of 2023. As of this June, 100% of new Consumer customers joining the platform are doing so through a Learning Membership subscription, marking the completion of our evolution to the new recurring revenue business model six months earlier than expected. We now expect that by the end of the year, nearly 100% of recognized Consumer revenue will be from Learning Membership subscriptions as revenue recognized from legacy packages trails off. We ended this most recent quarter with 31K Active Members paying approximately $350 per month on average, representing a $130 million annualized run-rate at quarter end.

We underwent a similar evolution over the past year in our Institutional offering, Varsity Tutors for Schools. We shared one year ago that we were building new ‘always on’ products that were built for district-wide scale that would enable us to help more Learners than ever before. We also shared that we were seeking to bring together our different offerings to address a multitude of needs for school district partners and students. In addition to actually having to build these new products, we also needed to shift our Institutional go-to-market sales strategy to larger and more comprehensive relationships with school district partners. Fast forward to today, and we are pleased to share that our strategy continues to work and that the strong momentum from the first quarter continued into the second quarter. Our Institutional business delivered revenue of $8.4 million, an increase of 43% year-over-year, representing 17%

of total revenue in the second quarter. Bookings in the quarter totaled $10.5 million, an increase of 175% year- over-year.

We shared over the past year and at the start of this year that we expected our new ‘always on’ recurring revenue offerings to be far superior to our legacy package model. In addition to allowing us to provide a better and more personalized experience to Learners, our new operating model would be far more efficient, allowing us to drive operating leverage, simplify our sales model, and shift additional resources toward net new innovation, including the application of AI for HI®. We expected the benefits would become apparent in upcoming quarters with accelerating growth and profitability that stemmed from more attractive unit-level economics, longer duration and higher lifetime value customer relationships, higher gross margin, and a more scalable and efficient operating model.

Those anticipated business model benefits are now being realized and driving substantial improvements in our operating results. In the second quarter, we recognized $48.8 million of revenue, an increase of 16% year-over-year, exceeding our guidance range of $45-47 million, and a 1,100 bps acceleration in growth over the previous quarter.

The new and simpler operating model made possible by our ‘always on’ recurring revenue offerings, combined with the benefits we are realizing from our application of AI, has allowed for us to significantly reduce the labor needed to operate our platform. These changes have meaningfully enhanced our contribution margin profile and simultaneously allowed us to fund increased investments in product and engineering, including AI, to more aggressively pursue our product roadmap and drive both growth and profitability in future periods. Our GAAP net loss was $5.6 million in the second quarter, while we delivered adjusted EBITDA of positive $1.3 million, a $10.9 million and 2,555 bps improvement year-over-year, beating our guidance range of an adjusted EBITDA loss of $3.0 million to breakeven.

Positive adjusted EBITDA was driven by improvements across every P&L line item on a year-over-year basis, including higher revenues, gross margin expansion, sales and marketing efficiency gains, and continued variable labor productivity improvements stemming from automation efforts and our business model changes that streamline operations.

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I am pleased to share that in the second quarter:

●	We delivered $48.8 million of revenue, an increase of 16% year-over-year, above our guidance range of $45-47 million.

●	We saw positive new customer addition and engagement trends in the second quarter. New Consumer Learning Membership or package customers acquired in the quarter grew 19% year-over-year, with growth increasing as we progressed farther into the summer, with June and July representing the highest levels of year-over-year growth rates in new Consumer customers this year.

●	We completed our evolution to 100% Learning Memberships for new Consumer customers in June with the transition of the Professional audience six months earlier than originally targeted given the strong results in the other audiences and our desire to realize the full benefits of a more scalable and efficient operating model sooner.

●	Our customer lifetime values continued to show significant improvements relative to our old package model (as visualized later in this letter), driven by our evolution to Learning Memberships and the application of AI for HI®. These drivers were key contributors to our strong operating results and improved profitability.

●	Learning Membership subscriptions accounted for 73% of total Company recognized revenue and 88% of Consumer recognized revenue in the second quarter. By the end of 2023, we expect nearly 100% of Consumer recognized revenues will be from Learning Memberships.

●	We delivered positive adjusted EBITDA of $1.3 million, a $10.9 million and 2,555 bps improvement year-over-year in the second quarter, beating our guidance range of an adjusted EBITDA loss of $3.0 million to breakeven.

●	We continued to make substantial progress on accelerating the use of AI throughout our business, including launching Membership experience improvements that leverage generative AI, as well as accelerating the use of AI to drive substantial operating efficiencies and internal productivity improvements.

Rapidly Shifting to ‘Always On’ Recurring Revenue Products Q1-2022    Q2-2022 Q3-2022 Q4-2022 Q1-2023 Q2-2023 Institutional    Memberships Packages Q2 2023 Adjusted EBITDA Bridge Adj. EBITDA Q2 2022 Gross Profit S&M    G&A Adj. EBITDA Q2 2023

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Consumer Business

Our Learning Membership model leads to more attractive unit-level economics, longer duration and higher lifetime value customer relationships, higher gross margin, and a more scalable and efficient operating model. It also serves as an easier platform from which to drive innovation and incremental growth, given our ability to add new product capabilities into the existing ‘all access’ subscription offering, thereby making the offering more appealing and engaging, driving conversion of new members and the retention of existing ones.

●	Learning Membership revenue continued to grow at a rapid pace in the second quarter. Revenue during the second quarter from Learning Memberships grew to $35.6 million, a $5.9 million or 20% increase from the first quarter of 2023.

●	Active Member count of 31K as of June 30, 2023 exceeded our expectation, driven by both higher than anticipated levels of new Learning Membership additions and stronger retention among existing Learning Membership customers.

●	Average Revenue per Member per Month (ARPM) of approximately $350 at the end of the second quarter resulted in an annualized run-rate of approximately $130 million from Learning Memberships at quarter end.

●	The continued Learning Membership lifetime value expansion combined with a decrease in customer acquisition costs (CAC) per customer drove a significantly improved sales and marketing payback period versus the same period one year ago. Sales and marketing as a percentage of revenue in the period decreased more than 1,100 bps year-over-year demonstrating the superior ratio of customer lifetime value relative to customer acquisition cost (LTV/CAC) of the new and more attractive product offering.

As visualized in the chart below, recent cohorts’ cumulative Learning Membership average revenue per customer continues to expand and separate from the historical amount an average Consumer customer would spend over time under our legacy package model. We believe these results clearly demonstrate the superior lifetime value of our Learning Membership model across all cohorts that have matured for at least 90 days from the time of each Learning Members’ first purchase.

Quarterly Membership Cohorts vs. 2021 Average Monthly Consumer Customer Cohort (by Cumulative Average Revenue per Customer) Consumer Customers Acquired in 2021 - Average Cumulative Revenue Q2-2022 Memberships Q3-2022 Memberships Q4-2022 Memberships Q1-2023 Memberships Month 0    Month 1 Month 2 Month 3 Month 4 Month 5 Month 6 Month 7 Month 8 Month 9 Month 10 Month 11

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Enhanced Learning Membership Experience

We are introducing a significantly upgraded and enhanced Learning Membership digital experience this August in time for back-to-school. The updates are aimed at enriching the experience, encouraging achievement, reinforcing personal accountability to learning, and improving the discoverability of learning formats and subjects. From many years of experience, we know that when customers engage more deeply with our products, including across multiple learning formats, multiple subjects, or multiple students per household, it is highly predictive of stronger long-term retention and higher lifetime value of those customers. These upgrades of the digital experience for Learning Members are in service of that ultimate outcome and are aimed at increasing engagement across each of those vectors.

During the second quarter, we launched an all new membership experience making it easier for Learners to more fully engage with their Learning Membership by improving product discovery and personalization.

The new Learning Membership Experience includes several new features:

My Learning Hub: The new My Learning Hub transforms the way members engage with our platform, making engaging and discovery with our platform more intuitive and user-friendly. The My Learning Hub serves as the new home page and central destination for Learning Members, allowing members to effortlessly access their upcoming live tutoring schedule, easily track their past learning interactions in a subject, and track progress and achievement toward learning goals. The My Learning Hub enables easier discovery of new subjects, and will encourage users to explore additional areas of interest through personalized AI-generated learning recommendations that predict and suggest the next product interaction across learning formats and subjects that are most likely to drive engagement and customer value. My Learning Hub also brings together all of the key account management information and resources into a simple user experience that provides easy self-service management tools to better meet the changing needs of Learning Members and, separately, drive operating efficiency.

Subject Portals: Our new Subject Portals enable Learners to easily find all the different ways they can learn a given subject. We know our typical Learner prefers to learn a given subject in multiple different ways and this new experience honors that with improved discoverability. With the new Subject Portal experience updates, we aim to increase the number of learning formats Learners leverage on our platform in each subject, thereby driving increases in engagement and frequency of use and improving the value received by Learning Members.

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Varsity Tutors for Schools

We launched Varsity Tutors for Schools two years ago to help students at a larger scale than ever before. Students needed significant intervention to remediate learning loss and help learn core foundational skills. Simultaneously, school districts were now open to leveraging third party online platforms to help solve problems they were experiencing. Given our Consumer experience, we believed we were uniquely qualified and positioned to help deliver live learning at district-wide scale in a way that hadn’t been done before.

We continue to make progress building the foundation for a durable Institutional business capable of supporting millions of students. Consistent with our strategy heading into 2023, our focus on larger and more expansive partnerships with larger school districts, including the inclusion of our High-Dosage Tutoring, Teacher Assigned, and On-Demand products into a single district partnership, is yielding results:

●	Institutional revenue of $8.4 million, an increase of 43% year-over-year, represented 17% of total revenue in the second quarter.

●	We completed 48 contracts totaling $10.5 million of bookings during the second quarter, an increase of 175% year-over-year.
●	Year-to-date, we have executed 15 contracts between $100K and $1 million, and 4 contracts that were greater than $1 million, yielding an average order value of more than $100K, a more than 2x increase versus the same period last year.

Varsity Tutors for Schools is delivering results for our school district partners and our ability to showcase the impact we are able to have through third party data continues to grow. As one example, last year Varsity Tutors for Schools partnered with the University of California Irvine and a large and well-known school district in southern California to conduct a randomized- controlled trial (RCT) research study to evaluate students’ score point increases in 4th grade mathematics as a result of High Dosage Tutoring. The study found that students who received the High Dosage Tutoring product offering from Varsity Tutors for Schools showed 217% growth in math proficiency compared to students not in the program.

Our sustained growth trajectory in the second quarter, an expanding portfolio of reference accounts, compelling efficacy data that demonstrates the effectiveness of our solutions, and enhancements to our unique product suite of High-Dosage Tutoring, Teacher Assigned, and On-Demand, provide us confidence that we are well positioned as we enter the key back-to-school selling season.

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AI for HI®

Our Artificial Intelligence for Human Interaction strategy is driving customer and business value at a rapid pace.

Over the last six years, AI has been foundational to our ability to improve quality, enhance personalization, and decrease the cost of our offerings. We’ve been using AI for years to power our ability to identify the highest quality Experts, assess Learners’ foundational knowledge, help ensure the right Expert-Learner match, and drive operational efficiency.

Last quarter I shared that the speed of innovation occurring at Nerdy was both stunning and invigorating and that we were actively infusing generative AI into our products to supercharge human interaction, deliver on the promise of hyper-personalized online learning and instruction, drive operating efficiency, and generally enhance the effectiveness and efficiency of our platform. I also shared that as a result of the investments we had made in instrumentation and data capture over the past 10 million hours of live face-to-face tutoring, as well as our practical experience driving both enhanced personalized learning interactions and business outcomes like revenue growth and operating efficiency through the application of AI, we believed we stood to benefit tremendously from the latest advancements in generative AI and were positioned to move quickly.

Ninety days later, that speed of innovation that was initially ‘stunning’ is now quickly becoming just ‘how we work’. Our teams are both encouraged and pushed to leverage AI in their daily work and all employees have access to in-line generative AI tools, in addition to system and workflow-driven approaches to support high volume activities at scale, allowing our teams to focus their time and energy on new innovation and growth opportunities.

Our dedicated generative AI infrastructure team, Nerd AI, has built out and deployed shared capabilities and APIs that enable multiple different engineering teams to leverage common generative AI capabilities via APIs with established best practices, which in turn allows teams working on a given initiative or product to leverage that capability faster to accomplish their objective and enhance their initiative or product.

To illustrate the speed and significance of innovation occurring, along with where AI-related investments are being made beyond some of the more visible consumer- facing applications, I’ll share with you a few examples:

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Customer Facing AI Enabled Innovation:

AI Content Generation: By employing the latest AI cloud frameworks, we’ve designed a robust system that generates practice content across a broad spectrum of subjects and skills. This system is unique as it integrates a human-in-the- loop feedback process, ensuring both accuracy and difficulty are aligned with educational standards while curating datasets we can use for improving our AI models. In order to scale learning content to the 3,000+ subjects we currently support, and the corresponding tens of thousands of skills, we needed to construct an AI-based approach for evaluating learning content. Every subject is different and needs a unique dataset in order to tune and optimize our AI models for both accuracy, difficulty and academic learning standards alignment. We are rapidly deploying learning content across approximately 200 of our most in-demand subjects with more than 66,000 AI-generated practice problems, answers, and explanations having been created and vetted to date, available for Learning Membership customers to use this back-to-school season in learning formats involving quizzes, computer adaptive diagnostics, and more. By year end, we expect to be able to 10X the quantity of learning content generated by the new AI system.

AI Tutor Chat Improvements: We made enhancements to our AI Tutor chat system, focusing on both user experience and educational effectiveness. By employing an upgraded AI model and refining metrics to evaluate each conversation, we’ve sharpened our understanding of the AI Tutor’s strengths and areas for improvement. These updates reflect our commitment to pedagogical adherence and the individualized needs of each Learner.

Moderation and Redaction Services: Leveraging state of the art AI, we implemented monitoring and safeguarding of customer information and harmful content through the use of PII identification, redaction, and AI classification techniques for moderation in order to have complete auditability and control over conversations with our AI products and services.

Speech Transcription Service: Utilizing state of the art speech recognition AI, we built this service to automate the speech-to-text transcription of Nerdy’s rich audio data between customers, sales, support, and Experts. This enables us to more comprehensively predict insights, understand customer satisfaction and engagement, as well as tap into our rich Expert-Learner data to improve our AI- enabled products and solutions.

Summarization Service: We implemented an AI-based summarization system capable of distilling precise and accurate summaries from diverse interactions across all organizational levels. From Expert-Learner engagements to customer service interactions and internal communications, this tool is boosting efficiency, enhancing accuracy, and fostering insight-driven decisions.

AI Enabled Efficiency Improvements:

Nerdy Navigator Chatbot Creation: In order to meet the demand of internal teams requesting AI-powered chatbots to solve problems specific to users in their functional area, we created a templated approach for developing, training and deploying chatbots to support customers and internal teams.

Nerdy Navigator allows our employees to access Company specific information backed by the power of AI. With remote and distributed teams, growing volumes of information, and an ever-evolving landscape, the need for an efficient and accessible question-and-answer communication tool for our employees is essential. The Nerdy Navigator serves as a versatile solution that not only streamlines internal processes, it also empowers employees to be more productive, informed, and engaged. We’ve also supercharged our tech support chatbot using Nerdy’s AI embedded framework. Now integrated into our platform for Learners, the chatbot proficiently handles general account inquiries and technical support questions such as A/V camera issues and scheduling. These innovations are dramatically streamlining employee and customer support by reducing the number of interactions that require human based customer support.

Nerdy AI Playground: An exploratory environment that embodies our innovative spirit, the “AI Playground” serves as an internal platform enabling our teams to experiment, learn, and prototype AI applications. By offering capabilities like rapid A/B testing and seamless integration of generative AI, this playground fast-tracks the development and adoption of AI within Nerdy, fostering a culture of continuous innovation.

Increased Productivity and Operating Efficiency

As noted at the beginning of this letter, our simplified operating model, coupled with recent AI-driven automation and operational improvements enabling more efficient and responsive customer support interactions, have allowed for us to increase the productivity of our existing teams and reduce the variable labor needed to operate our platform. Whether it is the mass production of hyper-personalized learning content, or the use of AI-powered chatbots for customer service interactions, the application of AI throughout our business is yielding a better experience for Learners and driving significant operating leverage.

These improvements support our ambitious goal to improve adjusted EBITDA margins by more than 2,000 bps in 2023 and become adjusted EBITDA profitable on a permanent basis. Looking ahead, we expect to see further wins on driving both conversion and retention, as well as improvements in operational efficiency as a result of continued investments in AI.

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In Closing

In closing, I want to extend my thanks to our team at Nerdy for their high quality work and focus on driving strong execution in service of our Learners, Experts, Institutional Partners, and Shareholders. We have an opportunity to redefine how people learn and build a business of significant value and impact in the years to come. Our strategic evolution towards ‘always on’ recurring revenue products and the continued implementation of AI for HI® have helped put us in a strong position entering the 2023-2024 school year.

We appreciate your continued interest in our Company.

CHUCK COHN

Founder, Chairman & CEO

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Financial Highlights

•

Learning Memberships Deliver Strong Results – In the second quarter, Nerdy delivered revenue of $48.8 million, above the top end of our guidance range of $45-47 million, and represented an increase of 16% from $42.2 million during the same period in 2022. Revenue growth was driven by the completion of our evolution towards ‘always on’ recurring revenue products, strong adoption of Learning Memberships, and lifetime value expansion in our Consumer business coupled with the continued scaling of our Institutional business.

•

Membership Evolution Complete – We transitioned the Professional audience to Learning Memberships, completing the evolution to Learning Memberships for 100% of new Consumer customers. Revenue recognized in the second quarter from Learning Memberships grew to $35.6 million or 73% of total revenue, up from 60% of total Company revenue recognized in the first quarter of 2023. Active Member count of 31.0K as of June 30, 2023 was driven by higher than anticipated levels of new customer additions and retention among Learning Membership customers.

•

Institutional Business Continues to Scale – In the second quarter, Varsity Tutors for Schools executed 48 contracts, reflecting our strategy to focus on larger school district contracts, yielding $10.5 million of bookings an increase of 175% year-over-year. Institutional revenue of $8.4 million increased 43% year-over-year and represented 17% of total revenue in the second quarter.

•

Gross Profit Expansion – Gross profit of $34.1 million in the second quarter increased 19% year-over-year. Gross margin of 69.8% for the three months ended June 30, 2023, was approximately 166 bps higher than gross margin of 68.2% during the comparable period in 2022. Gross profit and gross margin increases were driven by growth in our Consumer business as a result of the strong adoption of Learning Memberships, which has led to lifetime value expansion and higher gross margin.

•

Positive Non-GAAP Adjusted Net Earnings and Adjusted EBITDA – Net loss was $5.6 million in the second quarter versus net earnings of $15.3 million during the same period in 2022. Excluding non-cash stock compensation expenses and mark-to-market derivative adjustments, adjusted net earnings was $0.4 million for the second quarter of 2023 compared to an adjusted net loss of $11.2 million in the second quarter of 2022. We achieved positive adjusted EBITDA of $1.3 million, a $10.9 million and 2,555 bps improvement year-over-year in the second quarter, beating our guidance range of an adjusted EBITDA loss of $3.0 million to breakeven. This compares to an adjusted EBITDA loss of $9.6 million in the same period one year ago. Adjusted EBITDA outperformance was driven by higher revenues, gross margin expansion, sales and marketing efficiency gains, and continued variable labor productivity improvements stemming from automation efforts and our business model changes that streamline operations.

•

Operating Cash Flow and Liquidity – Negative operating cash flow of $4.5 million in the second quarter of 2023 primarily reflects the continued burn down of legacy package deferred revenue, and compared to negative operating cash flow of $19.3 million last year, an improvement of $14.8 million that reflects the substantial improvements from our evolution to Learning Memberships. With no debt and $90.9 million of cash on our balance sheet, we believe we have ample liquidity to fund the business and pursue growth initiatives.

See page 17 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

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2023 Outlook

For the third quarter and full year, we expect year-over-year revenue growth will be driven by the completion of our evolution towards recurring revenue streams in our Consumer business, the corresponding increase in the number of Learning Membership subscribers, and higher Institutional revenues.

Third quarter revenue guidance reflects the quarterly low point in revenue during the year, which is due to normal seasonality and the resulting lower revenues from Learning Membership, legacy package customers and Varsity Tutors for Schools when K12 schools and universities are on summer break.

Full year revenue guidance reflects normal back-to-school seasonality (with the majority of schools in session starting in September) including anticipated higher levels of new customer acquisition and retention coupled with higher Institutional revenues during the academic calendar when K12 schools and universities are in session. Our positive momentum provides us with increased visibility into and confidence in our expectation that we will deliver accelerating sequential year-over-year revenue growth each quarter as we move throughout 2023.

Our adjusted EBITDA guidance for both the third quarter and full year reflects the continuing benefits from our recurring revenue products which focus on long-term relationships with higher value customers, an improving gross margin profile, and further operating efficiencies stemming from the completion of our evolution to recurring revenue business models.

Third quarter adjusted EBITDA guidance reflects the impact of lower revenue due to normal summer seasonality and higher variable costs in the third quarter as we ramp into the back-to-school selling season. Consistent with prior guidance we expect a return to positive adjusted EBITDA in the fourth quarter.

Revenue Guidance

•	For the third quarter of 2023, we expect revenue in a range of $38-40 million, representing 23% growth at the midpoint vs. our Q3 2022 revenue of $31.8 million.

•	For the full year, we are raising our revenue targets from $193-$200 million to $196-200 million; representing 22% growth at the midpoint vs. our 2022 revenue of $162.7 million.

Adjusted EBITDA Guidance

•	For the third quarter of 2023, we expect an adjusted EBITDA loss in a range of $8-10 million.

•	For the full year, we are raising our adjusted EBITDA targets from a loss of $7 million to breakeven, to an adjusted EBITDA loss of $4 million to breakeven.

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Financial Discussion

Revenue

Revenue for the three months ended June 30, 2023 was $48.8 million, an increase of 16% from $42.2 million during the same period in 2022. Revenue for the six months ended June 30, 2023 was $98.0 million, an increase of 10% from $89.1 million during the same period in 2022. Revenue growth for both periods was driven by the completion of our evolution towards ‘always on’ recurring revenue products, strong adoption of Learning Memberships, and lifetime value expansion in our Consumer business coupled with the continued scaling of our Institutional business.

Gross Profit and Gross Margin

Gross profit of $34.1 million for the three months ended June 30, 2023 increased by $5.4 million or 19% compared to the same period in 2022. Gross profit of $68.0 million for the six months ended June 30, 2023 increased by $6.5 million or 11% compared to the same period in 2022. Gross margin of 69.8% and 69.4% for the three and six months ended June 30, 2023, respectively, was 166 and 31 bps higher than gross margin of 68.2% and 69.0% during the comparable periods in 2022.

Gross profit and gross margin increases were driven by growth in our Consumer business as a result of the strong adoption of Learning Memberships, which has led to lifetime value expansion and higher gross margin. As we evolve towards a greater mix of Learning Memberships revenue, we expect Consumer gross margin to expand as we move throughout 2023.

Sales and Marketing

Sales and marketing expenses for the three months ended June 30, 2023 on a GAAP basis were $14.9 million, a decrease of $3.1 million from $18.0 million in the same period in 2022. Excluding non-cash stock compensation, sales and marketing expenses for the three months ended June 30, 2023 were $14.2 million, or 29% of revenue, compared to $17.0 million, or 40% of revenue in the same period in 2022, an improvement of 1,139 bps year-over-year. Sales and marketing expenses for the six months ended June 30, 2023 on a GAAP basis were $30.4 million, a decrease of $10.6 million from $41.0 million in the same period in 2022. Excluding non-cash stock compensation, sales and marketing expenses for the six months ended June 30, 2023 were $28.9 million, or 29% of revenue, compared to $38.9 million, or 44% of revenue in the same period in 2022, an improvement of 1,420 bps year-over-year.

Sales and marketing spend and efficiency improvements were driven by the completion of our evolution to Learning Memberships, including the continued expansion of lifetime value, our focus on optimizing the level of marketing spend, and a more efficient operating model in our Consumer business. We also delivered substantial Varsity Tutors for School revenue growth, yielding efficiencies from prior investments in the Institutional sales and go-to-market organization. Consistent with our prior guidance, as Learning Memberships become a greater percentage of total revenue and the Institutional business continues to scale, we expect to yield durable sales and marketing improvements as the business delivers sequential year-over-year revenue growth each quarter as we move throughout 2023.

Sales and marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on Learning Membership sales, the size and volume of Institutional contracts, bookings, seasonality, and the timing of our investments in marketing activities.

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General and Administrative

General and administrative expenses for the three months ended June 30, 2023 on a GAAP basis were $29.7 million, a decrease of $3.0 million from $32.7 million in the same period in 2022. Excluding non-cash stock compensation expenses, general and administrative expenses for the three months ended June 30, 2023 were $20.3 million, or 42% of revenue, compared to $22.9 million, or 54% of revenue in the same period in 2022, an improvement of 1,270 bps year-over-year. General and administrative expenses for the six months ended June 30, 2023 on a GAAP basis were $59.4 million, a decrease of $3.9 million from $63.3 million in the same period in 2022. Excluding non-cash stock compensation expenses, general and administrative expenses for the six months ended June 30, 2023 were $39.8 million, or 41% of revenue, compared to $42.0 million, or 47% of revenue in the same period in 2022, an improvement of 652 bps year-over-year.

Our investments in product development and our platform-oriented approach to growth have allowed us to launch a suite of ‘always on’ subscription products including Learning Memberships for consumers, and our Teacher Assigned and On Demand offerings for Institutional customers. Subscription offerings simplify the operating model needed to support customers and grow the business. Combined with our ongoing automation efforts involving self-service capabilities, the application of artificial intelligence, and other efficiency efforts, we have been able to generate operating efficiencies and remove significant costs from the business. We believe we will be able to further simplify our operating model and remove additional costs from the business while growing revenue and Active Members.

Net (Loss) Earnings, Non-GAAP Adjusted Net Earnings (Loss), and Non-GAAP Adjusted EBITDA

Net loss on a GAAP basis was $5.6 million for the three months ended June 30, 2023, compared to net earnings of $15.3 million in the same period in 2022. Excluding non-cash stock compensation expenses and mark-to-market derivative adjustments, non-GAAP adjusted net earnings was $0.4 million for the three months ended June 30, 2023 compared to a non-GAAP adjusted net loss of $11.2 million in the same period in 2022, an improvement of $11.6 million year-over-year. Net loss on a GAAP basis was $37.8 million for the six months ended June 30, 2023, compared to a net loss of $16.5 million in the same period in 2022. Excluding non-cash stock compensation expenses and mark-to-market derivative adjustments, adjusted non-GAAP net earnings for the six months ended June 30, 2023 was $0.9 million versus a non-GAAP adjusted net loss of $19.4 million in the same period in 2022, an improvement of $20.3 million year-over-year.

Non-GAAP adjusted EBITDA was $1.3 million for the three months ended June 30, 2023, beating our guidance range of an adjusted EBITDA loss of $3.0 million to breakeven, and compared to a non-GAAP adjusted EBITDA loss of $9.6 million in the same period in 2022, an improvement of $10.9 million and 2,555 bps year-over-year. Non-GAAP adjusted EBITDA was $2.7 million for the six months ended June 30, 2023, compared to a non-GAAP adjusted EBITDA loss of $16.3 million in the same period in 2022, an improvement of $19.0 million and 1,826 bps year-over-year. Adjusted EBITDA outperformance was driven by higher revenues, gross margin expansion, sales and marketing efficiency gains, and continued variable labor productivity improvements stemming from automation efforts and our business model changes that streamline operations.

See page 17 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Liquidity and Capital Resources

As of June 30, 2023, the Company’s principal sources of liquidity were cash and cash equivalents of $90.9 million. Our strong balance sheet provides us with ample liquidity to operate against our plan and pursue growth initiatives.

Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Tuesday, August 8, 2023 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 943957.

A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until August 15, 2023 by dialing 1-866-813-9403 from the U.S. or 44-204-525-0658 from all other locations, and entering the Access Code: 491834.

Contact press@nerdy.com investors@nerdy.com

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CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$48,839	$42,186	$98,019	$89,111
Cost of revenue	14,740	13,431	30,030	27,583

Gross Profit	34,099	28,755	67,989	61,528
Sales and marketing expenses	14,859	18,011	30,419	40,957
General and administrative expenses	29,713	32,751	59,413	63,260

Operating Loss	(10,473)	(22,007)	(21,843)	(42,689)
Unrealized (gain) loss on derivatives, net	(4,198)	(37,336)	17,484	(26,294)
Interest income	(783)	(5)	(1,616)	(12)
Other expense, net	5	57	16	74

(Loss) Earnings before Income Taxes	(5,497)	15,277	(37,727)	(16,457)
Income tax expense	53	—	76	13

Net (Loss) Earnings	(5,550)	15,277	(37,803)	(16,470)
Net (loss) earnings attributable to noncontrolling interests	(2,252)	6,582	(15,574)	(8,320)

Net (Loss) Earnings Attributable to Class A Common Stockholders	$(3,298)	$8,695	$(22,229)	$(8,150)

(Loss) Earnings per share of Class A Common Stock:
Basic	$(0.03)	$0.10	$(0.24)	$(0.10)
Diluted	$(0.03)	$0.09	$(0.24)	$(0.10)

Weighted-Average Shares of Class A Common Stock Outstanding:
Basic	94,448	86,373	93,119	83,018
Diluted	94,448	88,600	93,119	83,018

REVENUE (Unaudited)

(in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	%	2022	%	2023	%	2022	%
Consumer	$40,296	82%	$35,635	84%	$80,631	82%	$74,553	84%
Institutional	8,354	17%	5,825	14%	16,894	17%	12,300	14%
Other (a)	189	1%	726	2%	494	1%	2,258	2%

Revenue	$48,839	100%	$42,186	100%	$98,019	100%	$89,111	100%

(a)	Other consists of EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and other services.

Q2 Earnings Release 2023	14

CONDENSED CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands)

	June 30, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$90,929	$90,715
Accounts receivable, net	5,173	11,596
Other current assets	4,039	5,345

Total Current Assets	100,141	107,656
Fixed assets, net	12,476	12,504
Goodwill	5,717	5,717
Intangible assets, net	3,353	3,574
Other assets	2,524	3,241

Total Assets	$124,211	$132,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,939	$3,199
Deferred revenue	15,698	25,539
Other current liabilities	9,109	8,593

Total Current Liabilities	27,746	37,331
Other liabilities	30,958	14,311

Total Liabilities	58,704	51,642
Stockholders’ Equity
Class A common stock	10	9
Class B common stock	7	7
Additional paid-in capital	536,073	522,031
Accumulated deficit	(497,336)	(475,107)
Accumulated other comprehensive income (loss)	26	(12)

Total Stockholders’ Equity Excluding Noncontrolling Interests	38,780	46,928
Noncontrolling interests	26,727	34,122

Total Stockholders’ Equity	65,507	81,050

Total Liabilities and Stockholders’ Equity	$124,211	$132,692

Q2 Earnings Release 2023	15

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash Flows From Operating Activities
Net Loss	$(37,803)	$(16,470)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	3,091	2,861
Amortization of intangibles	302	308
Unrealized loss (gain) on derivatives, net	17,484	(26,294)
Non-cash stock-based compensation expense	21,180	23,344
Other changes in operating assets and liabilities:
Decrease in accounts receivable, net	6,423	2,484
Decrease in other current assets	1,306	1,119
Decrease in other assets	717	580
Decrease in accounts payable	(260)	(270)
Decrease in deferred revenue	(9,841)	(7,448)
Increase in other current liabilities	719	248
Decrease in other liabilities	(1,039)	(653)

Net Cash Provided by (Used In) Operating Activities	2,279	(20,191)
Cash Flows From Investing Activities
Capital expenditures	(2,049)	(2,714)

Net Cash Used In Investing Activities	(2,049)	(2,714)
Cash Flows From Financing Activities
Payments to legacy Nerdy holders	—	(767)
Other	—	(70)

Net Cash Used In Financing Activities	—	(837)
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	(16)	(13)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	214	(23,755)
Cash, Cash equivalents, and Restricted Cash, Beginning of Year	91,547	145,879

Cash, Cash Equivalents, and Restricted Cash, End of Period	$91,761	$122,124

Supplemental Cash Flow Information
Non-cash stock-based compensation included in capitalized internal use software	$1,015	$1,168

Q2 Earnings Release 2023	16

RECONCILIATION OF GAAP TO

NON-GAAP SALES AND MARKETING EXPENSE (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2023	2022	2023	2022
Sales and marketing expenses	$14,859	$18,011	$30,419	$40,957
Less:
Non-cash stock-based compensation expense	691	970	1,529	2,045

Non-GAAP sales and marketing expenses	$14,168	$17,041	$28,890	$38,912

RECONCILIATION OF GAAP TO NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE (Unaudited) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2023	2022	2023	2022
General and administrative expenses	$29,713	$32,751	$59,413	$63,260
Less:
Non-cash stock-based compensation expense	9,440	9,884	19,651	21,299

Non-GAAP general and administrative expenses	$20,273	$22,867	$39,762	$41,961

RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO NON-GAAP ADJUSTED EBITDA (LOSS) (Unaudited) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2023	2022	2023	2022
Net (Loss) Earnings	$(5,550)	$15,277	$(37,803)	$(16,470)
Add:
Interest income	(783)	(5)	(1,616)	(12)
Income taxes	53	—	76	13
Depreciation and amortization	1,690	1,590	3,393	3,169
Non-cash stock-based compensation expense	10,131	10,854	21,180	23,344
Unrealized loss (gain) on derivatives, net	(4,198)	(37,336)	17,484	(26,294)

Adjusted EBITDA (Loss)	$1,343	$(9,620)	$2,714	$(16,250)

RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO NON-GAAP ADJUSTED NET EARNINGS (LOSS) (Unaudited) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2023	2022	2023	2022
Net (Loss) Earnings	$(5,550)	$15,277	$(37,803)	$(16,470)
Add:
Stock-based compensation	10,131	10,854	21,180	23,344
Unrealized loss (gain) on derivatives, net	(4,198)	(37,336)	17,484	(26,294)

Adjusted Net Earnings (Loss)	$383	$(11,205)	$861	$(19,420)

Q2 Earnings Release 2023	17

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

June 30, 2023
Class A Common Shares	95,516
Combined Interests that can be converted into shares of Class A Common Stock	65,803
Total outstanding share count, excluding earnouts	161,319
Earnouts	7,964
Total outstanding share count, end of period	169,283

Q2 Earnings Release 2023	18

We monitor the following key operating metrics to evaluate the growth of our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

During the second quarter, we completed our evolution to Learning Memberships within our Consumer business. As a result of this transition, we are presenting Active Members as a key operating metric.

Active Members exclude EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and our Institutional business. Active Experts include our Institutional business, but excludes First Tutors UK.

KEY OPERATING METRICS

Active Members in thousands	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Active Members	31.0	32.9	20.2	11.3	2.0

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
Active Experts in thousands: favorable/(unfavorable)	2023	2022	%		2023	2022	%
Active Experts	10.0	12.1	(17	) %	12.0	14.5	(17	) %

Q2 Earnings Release 2023	19

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net earnings (loss).

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses and restructuring costs. Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses, restructuring costs, and transaction related costs.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses, gain or loss on mark-to-market derivative financial instruments, and other non-recurring one-time items.

Non-GAAP adjusted net earnings or loss is defined as net income or net loss, as applicable, excluding non-cash stock-based compensation expenses, gain or loss on mark-to-market derivative financial instruments, and other non-recurring one-time items.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non- GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the table above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Active Members is defined as the number of Learners with an active Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, the extension of Learning Memberships to additional Consumer audiences, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners.

ARPM is defined as average revenue per Learning Membership per month in a given period.

Annualized run-rate is defined as the number of Learning Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period.

Bookings represent contracted amounts in the next 12 months for Varsity Tutors for Schools.

Q2 Earnings Release 2023	20

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net loss, revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or share based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non- GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward-Looking Statements

The information included herein and in any oral statements made in connection herewith may include “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including our expectations with respect to: the guidance with respect to our future financial performance; continued improvements in sales and marketing leverage; the growth of our Institutional business; simplifying our operations model while growing our business; and the sufficiency of our cash to fund future operations. Additionally, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “approximately,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “outlook,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “seeks,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our limited operating history, which makes it difficult to predict our future financial and operating results; our history of net losses; risks associated with our shift to the Learning Membership model; risks associated with scaling up our Institutional business, risks associated with our intellectual property, including claims that we infringe on a third party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; risks associated with the terms of our warrants; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with

Q2 Earnings Release 2023	21

managing our rapid growth. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 28, 2023, as well as other filings that we may make from time to time with the SEC.

Q2 Earnings Release 2023	22